STATE OF WYOMING
Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **MEC Incorporated**
Old Name: **MYECHECK, INC.**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **9th** day of **June, 2016**

Secretary of State

By: Nicole Martinez

Filed Date: 06/09/2016